SUB-ITEM 77D(G)


                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                                AIM FUNDS GROUP

On June 28, 2005, the Board of Trustees (the "Board") of AIM Funds Group on behalf of AIM Balanced Fund (the "Fund") adopted resolutions approving a revision to the Fund's investment strategy authorizing the Fund to enter into credit default swaps, credit default index and credit default swap options. The following sentence was added to the disclosure under the heading "INVESTMENT OBJECTIVE AND STRATEGIES" in the prospectus, "The fund may also invest in credit derivatives."